Exhibit 99.1

Towerstream Reports Financial Improvements in 2nd Quarter 2016 Financial Results

MIDDLETOWN, R.I., August 9, 2016 – Towerstream Corporation (NASDAQ: TWER) (the “Company”), a leading fixed wireless fiber alternative company, announced results for the quarter ended June 30, 2016.

Q2 2016 Operating Highlights

●	Adjusted EBITDA from continuing operations was $414K excluding non-recurring expenses.

●	OnNet customers increased by 48% in Q2 over Q1. 71% of OnNet customers added in Q2 were secondary installs.

●	Q2 Revenue increased 2% over Q1 to $6.9M, the Company’s first quarter over quarter increase since Q4 2013.

●	Added 42 OnNet buildings in Q2 totaling 265 OnNet buildings at the end of Q2.

●	Company increasing the forecast from 400 OnNet buildings to 440 OnNet buildings by year end.

 Consolidated Statement of Operations

(All dollars are in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$6,872	$7,030	$13,606	$14,203

Operating Expenses
Infrastructure and access	2,631	2,491	5,183	5,049
Depreciation and amortization	3,044	2,393	5,572	4,741
Network operations	1,299	1,370	2,590	2,705
Customer support	485	653	1,028	1,326
Sales and marketing	884	1,545	2,378	2,876
General and administrative	1,604	1,562	3,584	3,486
Total Operating Expenses	9,947	10,014	20,335	20,183
Operating Loss	(3,075)	(2,984)	(6,729)	(5,980)
Other Income/(Expense)
Interest expense, net	(1,588)	(1,670)	(3,195)	(3,335)
Loss from continuing operations	(4,663)	(4,654)	(9,924)	(9,315)
Loss from discontinued operations
Operating loss	(68)	(4,197)	(2,977)	(8,459)
Gain on sale of assets	-	-	1,178	-
Total loss from discontinued operations	(68)	(4,197)	(1,799)	(8,459)
Net Loss	$(4,731)	$(8,851)	$(11,723)	$(17,774)

(Loss) gain per share – basic and diluted
Continuing	$(1.36)	$(1.39)	$(2.93)	$(2.79)
Discontinued
Operating loss	(0.02)	(1.26)	(0.88)	(2.54)
Gain on sale of assets	-	-	0.35	-
Total discontinued	(0.02)	(1.26)	(0.53)	(2.54)
Net loss per common share – Basic and diluted	$(1.38)	$(2.65)	$(3.46)	$(5.33)

Weighted average common shares outstanding – Basic and diluted	3,432	3,336	3,387	3,335

Summary Condensed Balance Sheet

(All dollars are in thousands)

	June 30, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$9,977	$15,116
Other	1,167	783
Current assets of discontinued operations	238	1,249
Current assets held for sale	-	5,315
Total Current Assets	11,382	22,463

Property and equipment, net	18,546	21,235

Other assets	6,551	3,332
Total Assets	36,479	47,030

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	1,656	2,506
Deferred revenues and other	2,189	2,543
Current liabilities of discontinued operations	3,007	3,907
Total Current Liabilities	6,852	8,956

Long-Term Liabilities
Long-term debt	34,627	33,004
Other	1,472	2,524
Total Long-Term Liabilities	36,099	35,528

Total Liabilities	42,951	44,484

Stockholders’ (Deficit) Equity	(6,472)	2,546
Total Liabilities and Stockholders’ (Deficit) Equity	$36,479	$47,030

Non-GAAP Measures

We use certain Non-GAAP measures to monitor the Company's business performance and that of our segments. These Non-GAAP measures are not recognized under generally accepted accounting principles ("GAAP"). Accordingly, investors are cautioned about using or relying on these measures as alternatives to recognized GAAP measures. Our methods of calculating these measures may not be comparable to similar measures presented by other companies.

 A definition of the Non-GAAP measures that we employ, and how we use them to monitor business performance, are as follows:

“Adjusted EBITDA” represents net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, deferred rent expense, other non-operating income or expenses, as well as gain or loss on nonmonetary transactions.

A reconciliation of a non-GAAP measure to GAAP financial measure is as follows (amounts in thousands):

Three Months Ended June 30, 2016
Adjusted EBITDA	$414
Depreciation and amortization	(3,044)
Stock-based compensation	(142)
Loss on nonmonetary transactions	(4)
Non-recurring expenses	(323)
Deferred rent	24
Operating Income (Loss)	$(3,075)
Loss on discontinued operations	(68)
Interest expense, net	(1,588)
Net loss	$(4,731)

Conference Call and Webcast

A conference call led by Interim Chief Executive Officer Philip Urso, Chief Operating Officer Arthur Giftakis and Chief Financial Officer Frederick Larcombe will be held on August 9, 2016 at 5:00 p.m. ET to review our financial results and provide an update on current business developments. Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through August 17, 2016 at 8:00 p.m. ET by dialing 855-859-2056 or 404-537-3406 (for international callers) using pass code 44634217.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/events.cfm.

About Towerstream Corporation

Towerstream Corporation (Nasdaq:TWER) is a leading Fixed Wireless Fiber Alternative company delivering high-speed Internet access to businesses. To date the company offers its broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area. In 2014, Towerstream launched its On-Net fixed wireless service offering building owners and property managers a redundant and reliable dense urban network that directly connects with Towerstream’s fiber backbone. On-Net building tenants have access to dedicated, symmetrical Internet connectivity, with a premier SLA, for at market setting prices. For more information on Towerstream services, please visit www.towerstream.com and/or follow us @Towerstream.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net